Exhibit 5.1

November 10, 2016

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933, as amended, on Form S-4 (the “Registration Statement”) relating to 7,243,729 shares of your Class A common stock (the “Shares”) that may be issued in connection with a merger (the “Merger”) of your wholly owned subsidiary Marlin Green Corp. with WCI Communities, Inc. (“WCI”) pursuant to an Agreement and Plan of Merger dated as of September 22, 2016, among WCI, you, Marlin Green Corp and another of your wholly-owned subsidiaries (the “Merger Agreement”).

We have reviewed the resolutions of your Board of Directors authorizing the issuance of the Shares in connection with the Merger and such other documents, and made such examination of law, as we have deemed appropriate to give the opinion set forth below.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that when Shares are issued in connection with the Merger in accordance with the Merger Agreement, those Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus that is included in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules under it.

    Very truly yours,

    /s/ Goodwin Procter LLP